EXHIBIT 10.38

Execution Copy

STOCK PURCHASE AND SHAREHOLDER AGREEMENT

dated

June 1, 2004

by and among

WELMAN HOLDINGS, INC.,

ZIONS BANCORPORATION,

ZIONS FIRST NATIONAL BANK

and

PCS WEALTH MANAGEMENT, LLC

		Page

	ARTICLE I
	Definitions

1.1	Definitions	2

	ARTICLE II
	Purchase and Sale of Common Stock

2.1	Authorization of Common Stock	8
2.2	Sale and Purchase	9
2.3	Closing	9
2.4	Delivery	9

	ARTICLE III
	Series A Cumulative Preferred Stock

3.1	Issuance of Preferred Stock	9
3.2	Contributed Assets	10
3.3	Additional Issuances of Preferred Stock	10
3.4	Preferred Participation Amount Issuance	11
3.5	Repurchases of Preferred Stock	11

	ARTICLE IV
	Representations and Warranties of Zions, ZFNB and the Company

4.1	Organization, Good Standing and Authority	12
4.2	Capitalization	12
4.3	Authorization; No Breach	13
4.4	Regulatory Matters	14
4.5	Rights of Common Stock	14
4.6	Ownership of Common Stock	14
4.7	Litigation	14
4.8	Company Activities	15

	ARTICLE V
	Representations and Warranties of PCS LLC

5.1	Organization, Execution, Delivery and Performance	16
5.2	Offering	16
5.3	Investment	16
5.4	No Breach	17
5.5	Financing	17

i

(continued)

(continued)

EXHIBIT LIST

Exhibit A	Form of Common Stock Certificate
Exhibit B	Series A Certificate of Designation
Exhibit C	Contributed Assets
Exhibit D	Preferred Participation Amount
Exhibit E	Articles of Incorporation of the Company
Exhibit F	Employment Agreement
Exhibit G	Form of PCS Wealth Management, LLC Operating Agreement
Exhibit H	Calculation of Income After Capital Charges

STOCK PURCHASE AND SHAREHOLDER AGREEMENT

This Stock Purchase and Shareholder Agreement (this “Agreement”) is entered into as of June 1, 2004, by and among Zions Bancorporation, a Utah corporation (“Zions”), Zions First National Bank, a national banking association (“ZFNB”), Welman Holdings, Inc., a Utah corporation (the “Company”), and PCS Wealth Management, LLC, a Utah limited liability company (“PCS LLC”).

RECITALS

WHEREAS, ZFNB has organized the Company for the purpose of developing a private client wealth management business (the “Business”) in cooperation with George M. Feiger (“Feiger”);

WHEREAS, Zions, the parent of ZFNB, is, simultaneously with the execution of this Agreement, entering into an employment agreement with Feiger pursuant to which Feiger will be responsible for the development and management of the Business;

WHEREAS, the parties have agreed that Feiger and certain members of his management team in connection with the Business may purchase 10% of the common stock of the Company, with ZFNB retaining 90% of the common stock of the Company, and that the Company shall issue to ZFNB Preferred Stock (as defined below) in connection with the contributions of assets by ZFNB to the Company and the organization of the Company and the Business;

WHEREAS, Feiger has organized PCS LLC, of which Feiger is the managing member, to facilitate his management team’s investment in the common stock of the Company pursuant to this Agreement;

WHEREAS, in connection with the transactions contemplated by this agreement, the Company has authorized the sale and issuance of (i) one thousand (1,000) shares (the “Common Shares”) of its common stock, par value $0.01 per share (the “Common Stock”) and (ii) two thousand seventy-seven (2,077) shares (the “Preferred Shares”) of its Series A Cumulative Preferred Stock, par value $0.01 per share (the “Preferred Stock”);

WHEREAS, PCS LLC desires to purchase one thousand (1,000) Common Shares from the Company, representing, when issued, 10% of the outstanding Common Stock, on the terms and conditions set forth herein;

WHEREAS, the Company desires to issue and sell the Common Stock to PCS LLC on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company will issue the Preferred Stock to ZFNB on the terms and subject to conditions described herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Act” means the Utah Revised Business Corporation Act.

“Additional Contribution” has the meaning specified in Section 3.3 hereto.

“Administrator” has the meaning specified in Section 13.5 hereto.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act, except that, for purposes of this Agreement, the Company and its subsidiaries shall not be Affiliates of ZFNB.

“arbitration clause” has the meaning specified in Section 13.5 hereto.

“Board” has the meaning specified in Section 3.2 hereto.

“Business” has the meaning specified in the Recitals hereto.

“Buy-Back Closing” has the meaning specified in Section 10.7 hereto.

“Buy-Back Notice” has the meaning specified in Section 10.7 hereto.

“Buy-Back Period” has the meaning specified in Section 10.6 hereto.

“Buy-Back Price” has the meaning specified in Section 10.8 hereto.

“Buy-Back Securities” has the meaning specified in Section 10.5 hereto.

“Call Notice” has the meaning specified in Section 10.5 hereto.

“Change in Control” (a) with respect to Zions, has the meaning set forth Section 2 of the Zions Bancorporation Change in Control Agreement, dated as of June 1 2004, by and between Zions and Feiger and (b) with respect to ZFNB, means the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 1.4(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power or economic interests of the then-outstanding voting securities of such entity entitled to vote generally in the election of directors, except that the initial investment in the Company by ZFNB shall not be a Change in Control.

“Closing” has the meaning specified in Section 2.3 hereto.

“Closing Date” has the meaning specified in Section 2.3 hereto.

“Common Shares” has the meaning specified in the Recitals hereto.

“Common Stock” has the meaning specified in the Recitals hereto.

“Company Revaluation” has the meaning specified in Section 10.7 hereto.

“Company Valuation” has the meaning specified in Section 10.8 hereto.

“Contributed Assets” has the meaning specified in Section 3.2 hereto.

“Disposition Notice” has the meaning specified in Section 10.3 hereto.

“Dispute” has the meaning specified in Section 13.5 hereto.

“Employment Agreement” has the meaning specified in Section 6.4 hereto.

“Engagement Period” has the meaning specified in Section 10.8 hereto.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exercise Notice” has the meaning specified in Section 10.3 hereto.

“Exit Date” means the date to be mutually agreed between Zions and Feiger which is within 30 days after the delivery of a Put Notice by PCS LLC pursuant to Section 10.6 hereto and which is prior to the commencement of the Company Valuation.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“Feiger” has the meaning specified in the Recitals hereto.

“First Refusal Right” has the meaning specified in Section 10.3 hereto.

“GAAP” means generally accepted accounting principles as consistently applied in the United States.

“Guaranteed Investment” has the meaning specified in Section 9.3 hereto.

“Independent” when used with respect to an Investment Bank means an Investment Bank which has not been engaged by ZFNB or any Affiliate thereof for a fee’ in excess of $25,000 during the 12-month period preceding the date of its engagement hereunder.

“Income After Capital Charges” has the meaning specified in Section 9.4 hereto.

“Investment Bank” means a nationally recognized investment banking firm with experience in evaluating or valuing banking organizations.

“Investors” means, collectively, Feiger and all of the Members as of the date of this Agreement.

“Liabilities” means liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Loss” means (1) the amount of any damage, loss, liability or expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) incurred or suffered by the Company or its directors, officers or employees as a result of any matter for which indemnity may be sought under Section 12.1, less (2) the amount of compensation (if any) to the Company or its directors, officers or employees occurring or reasonably anticipated to occur in connection with such damage, loss, liability or expense under insurance policies, by recovery through set-off or counterclaim or otherwise.

“Material Adverse Effect” means a material adverse effect on (i) the business, results of operations or financial condition of the applicable entity and its subsidiaries, taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities or (y) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies or (ii) the ability of the applicable entity to perform its obligations pursuant to this Agreement.

“Members” means each member of PCS LLC, whether or not such Person is a Member of PCS LLC at the Closing Date, and shall not include Feiger.

“Nasdaq” means the Nasdaq National Market.

“New PCS Loans and Deposits” has the meaning specified in Section 9.4 hereto.

“OCC” means the Office of the Comptroller of the Currency.

“Offered Stock” has the meaning specified in Section 10.3 hereto.

“Officer’s Certificate” means a certificate signed by the chief executive officer or the chief financial officer of ZFNB, stating that (i) the person signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate, and (ii) to the best of such person’s knowledge, such certificate does not misstate any material fact or omit to state any material fact necessary to make the certificate not misleading.

“Operating Agreement” has the meaning specified in Section 7.4 hereto.

“PCS LLC” has the meaning specified in the Recitals hereto.

“PCS Loans and Deposits” has the meaning specified in Section 9.4 hereto.

“Person” means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

“Preexisting PCS Loans and Deposits” has the meaning specified in Section 9.4 hereto.

“Preferred Shares” has the meaning specified in the Recitals hereto.

“Preferred Stock” has the meaning specified in the Recitals hereto.

“Proportionate Interest” means, with respect to Feiger or any of the Members, the Common Shares owned by PCS LLC which represent such Person’s proportionate equity interest in PCS LLC.

“Proportionate Share” means a fraction, the numerator of which is the total number of shares of Common Stock owned by PCS LLC and the denominator of which is the total number of shares of outstanding Common Stock at such time.

“Prospective Transferee” has the meaning specified in Section 10.3 hereto.

“Purchase Price” has the meaning specified in Section 2.2 hereto.

“Put Notice” has the meaning specified in Section 10.6 hereto.

“Revaluation Notice” has the meaning specified in Section 10.7 hereto.

“Related Documents” has the meaning specified in Section 13.5 hereto.

“Rights” means securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of Common Stock or other equity securities.

“Securities Act” means the U.S. Securities Act of 1933.

“Series A Certificate of Designation” has the meaning specified in Section 3.1 hereto.

“Shareholders” means ZFNB and each of the Investors.

“Spread Income Right” has the meaning specified in Section 9.4 hereto.

“Third-Party Claim” has the meaning specified in Section 12.2 hereto.

“Tie Breaker” has the meaning specified in Section 10.8 hereto.

“Transfer” has the meaning specified in Section 10.1 hereto.

“Zions” has the meaning specified in the Recitals hereto.

ARTICLE II

Purchase and Sale of Common Stock

2.1 Authorization of Common Stock. On or prior to the date hereof, ZFNB shall have caused the Company to, and the Company shall, have duly authorized and taken all necessary corporate action for the sale and issuance to PCS LLC of the Common Stock.

2.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined below), ZFNB agrees to cause the Company to, and the Company agrees to, issue and sell to PCS LLC, and PCS LLC agrees to purchase from the Company, 1,000 Common Shares, for an aggregate purchase price of one hundred thousand dollars ($100,000.00) (the “Purchase Price”).

2.3 Closing. The consummation of the sale and purchase (the “Closing”) of the Common Stock by PCS LLC under this Agreement shall take place on June 9, 2004, at the offices of Callister Nebekef & McCullough, a Professional Corporation, Gateway Tower East, Suite 900, 10 East South Temple, Salt Lake City, Utah 84133 or at such other time or place as ZFNB and PCS LLC may mutually agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

2.4 Delivery. At the Closing, subject to the terms hereof and the satisfaction or waiver of the conditions to Closing set forth in Articles VI and VII hereto, the Company will deliver to PCS LLC a stock certificate in substantially the form of Exhibit A hereto, issued in PCS IXC’s name and representing the Common Shares. PCS LLC shall transfer and deliver to the Company the Purchase Price by wire transfer of immediately available funds to the Company’s account provided to PCS LLC in writing no later than the third business day immediately preceding the Closing.

ARTICLE III

Series A Cumulative Preferred Stock

3.1 Issuance of Preferred Stock. Within 30 days of the execution of this Agreement, and in no event later than the Closing Date, the Company shall issue to ZFNB shares of Preferred Stock having the preferences and rights provided for in the

Certificate of Designation attached hereto as Exhibit B (the “Series A Certificate of Designation”). The Preferred Stock shall have a per-share liquidation preference of one thousand dollars ($1,000.00). The number of shares of Preferred Stock to be issued to ZFNB shall be equal to (x) the value of the Contributed Assets (as defined below) divided by (y) one thousand dollars ($1,000), such that the aggregate liquidation value at the time of issuance of the Preferred Stock shall equal the value of the Contributed Assets.

3.2 Contributed Assets. Attached hereto as Exhibit C is a list of the aggregate tangible and intangible assets contributed to the Company by ZFNB as of the Closing for the purpose of developing the Business (the “Contributed Assets”).

3.3 Additional Issuances of Preferred Stock.

(a) Additional Preferred Shares shall be issued by the Company to ZFNB immediately upon any additional contribution of cash or assets by ZFNB to the Company or the Company’s subsidiaries (each, an “Additional Contribution”). Additional Contributions shall include, but shall not be limited to, (i) any contribution of cash made pursuant to the Guaranteed Investment as provided in Section 9.3 hereof, (ii) any contribution of cash made other than pursuant to the Guaranteed Investment, including advances required to fund the operation of the Business or otherwise, (iii) the fair market value of any assets or operations contributed to the Company or its subsidiaries by ZFNB or its Affiliates and (iv) the value of any acquisitions of businesses or assets made by or on behalf of the Company and to the extent funded by ZFNB or its Affiliates. The dollar amount of each Additional Contribution shall be rounded so that such amount is a multiple of one thousand dollars ($1,000). Additional Contributions may only be made upon the written request of the Board of Directors of the Company (the “Board”) to ZFNB.

(b) The number of Preferred Shares issued to ZFNB shall be in an amount equal to (a)(i) the amount of the cash contributed, (ii) the value of the assets or operations contributed as determined by the Board or (iii) in the case of assets or businesses acquired, the value of the consideration paid by ZFNB, divided by (b) one thousand dollars ($1,000), such that the liquidation preference of the total number of Preferred Shares issued to ZFNB pursuant to this Section 3.3 equals the value of the Additional Contribution.

3.4 Preferred Participation Amount Issuance. As soon as reasonably practicable after the delivery of a Buy-Back Notice, and prior to the commencement of an initial Company Valuation pursuant to the procedures set forth in Section 10.8 hereto, (i) to the extent that the Preferred Participation Amount as calculated pursuant to Exhibit D hereto is a positive amount, the Company shall issue to ZFNB a number of Preferred Shares such that the liquidation preference of the total number of Preferred Shares issued to ZFNB pursuant to this Section 3.4 equals the Preferred Participation Amount, or (ii) to the extent that such Preferred Participation Amount is a negative amount, Zions or ZFNB shall make a cash payment to the Company of such Preferred Participation Amount in a manner to be mutually agreed between Zions or ZFNB and the Company.

3.5 Repurchases of Preferred Stock. Subject to the restrictions contained in the Company’s Articles of Incorporation, the Act and other applicable state and federal law, and upon request by PCS LLC to the Board, the Company may, from time to time and in the sole discretion of the Board, repurchase outstanding Preferred Stock from ZFNB in a manner consistent with the Series A Certificate of Designation.

ARTICLE IV

Representations and Warranties of Zions, ZFNB and the Company

Zions, ZFNB and the Company, jointly and severally, hereby represent and warrant to PCS LLC that, as of the date hereof and, except as otherwise provided herein, as of the Closing Date:

4.1 Organization, Good Standing and Authority. Each of Zions, ZFNB and the Company is duly organized, validly existing and, in the case of Zions and the Company, in good standing under the laws of its jurisdiction of organization, and each have all requisite power and authority to execute, deliver, carry out and perform their respective obligations under the terms of this Agreement. The Company is a newly organized corporation which, as of the date hereof, has no preexisting or outstanding material liabilities.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000 shares of Common Stock and 250,000 shares of Preferred Stock. As of the date hereof, there are, and immediately prior to the Closing there will be, 9,000 shares of Common Stock outstanding, owned beneficially and of record by ZFNB. As of the date hereof, there are no shares of Preferred Stock outstanding. The common shareholders’ equity of the Company as of the date hereof, and immediately prior to the Closing will be, nine hundred thousand dollars ($900,000).

(b) All of the outstanding shares of the capital stock of the Company are, or will at the Closing be, validly issued, fully paid and nonassessable and, upon the issuance and sale of the Common Stock to be acquired by PCS LLC, the Common Stock will be validly issued, fully paid and nonassessable.

4.3 Authorization; No Breach. The execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby have been duly authorized by all requisite corporate action of Zions, ZFNB and the Company. Assuming due execution by PCS LLC and Feiger, this Agreement constitutes a valid and binding obligation of each of Zions, ZFNB and the Company, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors of national banking associations and to general principles of equity. The execution, delivery and performance by Zions, ZFNB and the Company of this Agreement and the consummation of the transactions contemplated hereunder does not and will not (with or without the giving of notice, the lapse of time or both) result in the creation of any lien, claim, security interest, charge or other encumbrance upon Zions’, ZFNB’s or the Company’s capital stock or assets or (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any third party the right to accelerate any obligation under or (iv) result in a violation of, the Articles of Incorporation or Bylaws of Zions, the Articles of Association or Bylaws of ZFNB or the Articles of Incorporation or Bylaws of the Company, or any law, statute, rule, regulation, instrument, order, judgment or decree to which Zions, ZFNB or the Company or any of their respective properties is subject, or any contract, instrument or document to which any of Zions, ZFNB or the Company is a party or by which it is bound or to which any of its respective properties is subject.

4.4 Regulatory Matters. Other than notice to the OCC pursuant to 12 C.F.R. Section 5.34, no consent, approval, authorization, order, registration or qualification of any court, governmental authority or any third party is required to be obtained by Zions, ZFNB or the Company in connection with the execution, delivery or performance by Zions, ZFNB or the Company of this Agreement, or their obligations hereunder, except such consents, approvals, authorizations, orders, registrations or qualifications as may be required under federal or state banking laws.

4.5 Rights of Common Stock. Each share of Common Stock issued and sold to PCS LLC hereunder will have the rights set forth in the Company’s Articles of Incorporation, a copy of which is set forth as Exhibit E hereto.

4.6 Ownership of Common Stock. Upon delivery of the Common Stock to PCS LLC and payment therefor pursuant hereto, good and valid title to such Common Stock, free and clear of all liens, encumbrances, equities or claims, will pass to PCS LLC. The issuance and sale of the Common Stock pursuant hereto will not give rise to any preemptive rights or violate any law, statute, rule, regulation, instrument, order, judgment or decree to which the Company or any of its assets are subject.

4.7 Litigation. There are no actions, suits, claims, arbitrations, proceedings or investigations pending, or, to the knowledge of Zions and ZFNB, threatened against, affecting or involving Zions, ZFNB or the Company in connection with the transactions contemplated by this Agreement, at law or in equity or before or by any court, arbitrator or governmental authority, domestic or foreign.

4.8 Company Activities. The Company was formed on March 30, 2004. The Company has not conducted any activities other than those incidental to its formation. Since the date of its formation, the Company has not incurred any Liabilities. Except for this Agreement, the Company has not entered into or committed to enter into any agreements. The Company has no employees.

ARTICLE V

Representations and Warranties

of PCS LLC

PCS LLC hereby represents and warrants to Zions and ZFNB that, as of the date hereof and, except as otherwise provided herein, as of the Closing Date:

5.1 Organization, Execution, Delivery and Performance. PCS LLC is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. PCS LLC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by PCS LLC and, assuming due execution by Zions and ZFNB, is its valid and binding obligation, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. No consent, approval, authorization, order, Sling, registration or qualification of or with any court, governmental authority or third person is required to be obtained by PCS LLC in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder or thereunder.

5.2 Offering. The offering and sale of interests in PCS LLC was and is (i) exempt from registration under the Securities Act of 1933, as amended, and (ii) qualified or registered under, or exempt from, the applicable requirements of state “Blue Sky” laws.

5.3 Investment. PCS LLC is acquiring the Common Stock for investment and not with a view to its distribution. Feiger is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act. PCS LLC has no more than 35 members who are not accredited investors, and each Investor has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment. PCS LLC hereby agrees that it has provided, or will provide prior to Closing, all information required pursuant to Rule 02(b) under the Securities Act to each of the Investors.

5.4 No Breach. The execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby have been duly authorized by all requisite corporate action of PCS LLC. The execution and delivery by PCS LLC of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with or without the giving of notice, the lapse of time or both) (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest; charge or encumbrance upon PCS LLC’s membership interests or assets, (iv) give any third party the right to accelerate any obligation under, or (v) result in a Violation of, any law, statute, rule, regulation, instrument, order, judgment or decree to which PCS LLC or any of PCS LLC’s properties is subject, or any contract to which it is a party or by which PCS LLC is bound or to which any of PCS LLC’s properties is subject

5.5 Financing. PCS LLC has, or will have at the Closing, funds mailable to it to consummate the purchase of the Common Stock pursuant to the terms of this Agreement. No part of the Purchase Price will be borrowed by PCS LLC from Zions, ZFNB or any of their Affiliates.

5.6 Litigation. There are no actions, suits, claims, arbitrations, Proceedings or investigations pending, or, to the knowledge of PCS LLC, threatened against, affecting or involving PCS LLC in connection with the transactions contemplated by this Agreement, at law or in equity or before or by any court, arbitrator or governmental authority, domestic or foreign.

ARTICLE VI

Conditions to the PCS LLC’s Obligations at Closing

The obligation of PCS LLC to purchase and pay for the Common Stock to be purchased by it at the Closing is subject to the satisfaction on or before the Closing Date of the following conditions:

6.1 Representations and Warranties; Performance. The representations and warranties of Zions, ZFNB and the Company contained in Article IV hereof shall be true and correct in ail material respects at and as of the Closing as if made on and as of such date, except as expressly contemplated thereby. Zions, ZNFB and the Company shall have performed, in all material respects, each of their covenants and agreements contained in this Agreement to be performed prior to the Closing.

6.2 Proceedings. All corporate and other proceedings taken or required to be taken by Zions, ZFNB or the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing shall have been taken and all documents incident thereto shall be satisfactory in form and substance to Feiger in his capacity as the managing member of PCS LLC.

6.3 Closing Certificate. PCS LLC shall have received an Officer’s Certificate of Zions and ZFNB dated the Closing Date and stating that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

6.4 Employment Agreement. Zions and Feiger shall have entered into the Employment Agreement substantially in the form attached hereto as Exhibit F (the “Employment Agreement”).

6.5 No Governmental Action. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to (i) restrain, prohibit or invalidate the transactions contemplated by this Agreement, or (ii) have a Material Adverse Effect on PCS LLC prior to the Closing.

6.6 Legal Opinion. PCS LLC shall have received a legal opinion from Callister, Nebecker & McCullough, a Professional Corporation, as to the due authorization, full payment and non-assessability of the Common Stock.

6.7 Waiver. Any condition specified in this Article VI may be waived in writing by PCS LLC.

ARTICLE VII

Conditions to Zions’ and ZFNB’s Obligations at Closing

The obligations of Zions and ZFNB to cause the Company to deliver the Common Shares to PCS LLC at the Closing are subject to the satisfaction on or before the Closing Date of the following conditions:

7.1 Representations and Warranties; Performance. The representations and warranties of PCS LLC contained in Article V hereof shall be true and correct in all material respects at and as of the date of the Closing as if made on and as of such date, except as expressly contemplated thereby. PCS LLC shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement to be performed prior to the Closing.

7.2 Closing Certificate. Zions and ZFNB shall have received an Officer’s Certificate of Feiger in his capacity as the managing member of PCS LLC dated the Closing Date and stating that the conditions set forth in Section 7.1 have been satisfied.

7.3 Employment Agreement. Zions and Feiger shall have entered into the Employment Agreement.

7.4 PCS LLC Operating Agreement. Feiger and the Members shall have executed the PCS LLC operating agreement substantially in the form attached hereto as Exhibit G (the “Operating Agreement”).

7.5 No Governmental Action. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to (i) restrain, prohibit or invalidate the transactions contemplated by this Agreement, or (ii) have a Material Adverse Effect on Zions, ZFNB or the Company prior to the Closing.

7.6 Waiver. Any condition specified in this Article VII may be waived in writing by Zions and ZFNB.

ARTICLE VIII

Covenants

8.1 Filings. If and when necessary, as promptly as practicable, Zions, ZFNB and PCS LLC shall make, and ZFNB shall cause the Company to make, all filings and submissions under applicable banking laws and regulations as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby Zions and ZFNB shall furnish to PCS LLC, and PCS LLC shall furnish to Zions and ZFNB, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions.

8.2 Conditions to Closing. Zions, ZFNB and PCS LLC shall each use their commercially reasonable efforts to cause (a) the conditions to the Closing, as described herein in Articles VI and VII, to be satisfied, including, in the case of ZFNB, to cause the Company to take the actions contemplated hereby, and (b) the Closing to occur promptly after satisfaction of the conditions thereto.

8.3 Restrictions on Other Agreements. Except as otherwise provided herein, none of the Shareholders shall grant any proxy or enter into, or agree to be bound by, any voting trust or voting agreement with respect to the Common Stock, nor shall any of the Shareholders enter into any agreement, contract or arrangement with any Person with respect to any shares of Common Stock that would adversely affect its ability to perform its obligations under this Agreement in any material respect.

ARTICLE IX

Company Governance and Operations

9.1 The Board of Directors. The business and affairs of the Company shall be managed under the direction of the Board. So long as this Agreement has not been terminated pursuant to its terms, the Board shall consist of not more than five members.

9.2 Financial Information. In addition to such internal audits and credit examinations as may be undertaken by Zions and ZFNB’s personnel, for each fiscal year commencing with the fiscal year ending December 31, 2004 to and including the fiscal year ending December 31, 2011, ZFNB shall cause its independent accountants to perform an annual audit of the financial statements of the Company. Such financial statements shall be prepared in accordance with GAAP applied on a consistent basis. The cost of the internal and external audits and the credit examinations shall be borne by the Company. Taxes in respect of income shall be computed by the Company and its consolidated subsidiaries as if it were a separate entity, in accordance with a tax sharing policy conforming to Zions’ practices with its other subsidiaries.

9.3 Guaranteed Investment. Subject to the fiduciary duties and obligations of its board of directors, ZFNB hereby agrees to further the development of the Business by investing in the Company at the request of Feiger (i) up to twelve million dollars ($12,000,000.00) during the period between the Closing Date and the first anniversary of the Closing Date, (ii) up to ten million dollars ($10,000,000.00) during the period between the first anniversary of the Closing Date and the second anniversary of the Closing-Date, and (iii) up to eight million dollars ($8,000,000.00) during the period between the second anniversary of the Closing Date and the third anniversary of the Closing Date (collectively, the “Guaranteed Investment”); provided, however, that ZFNB’s and its Affiliates’ obligations with respect to the Guaranteed Investment shall terminate and shall be deemed discharged upon the earlier of (i) the termination of Feiger’s employment with Zions for any reason, including his death or disability and (ii) the third anniversary of the Closing Date. Feiger may request that ZFNB make a contribution to the Company pursuant to this Section 9.3 not more than once during any period of 30 consecutive days and in amounts not less than one million dollars

($1,000,000.00). To the extent that any portion of the Guaranteed Investment for each of the first two years following the Closing Date is not requested by Feiger during such period, such portion of the Guaranteed Investment for such period will be added to the amount of the Guaranteed Investment for the following year; provided, however, that the Company will not be entitled to any portion of the Guaranteed Investment not requested by Feiger as of the third anniversary of the Closing Date. Both (i) contributions made to the Company and included in the Contributed Assets and (ii) acquisitions of assets or businesses made pursuant to Section 3.3 hereof shall be excluded from amounts counted towards satisfaction of ZFNB’s obligations with respect to the Guaranteed Investment.

9.4 Loans and Deposits.

(a) Preexisting PCS Loans and Deposits. At any time after the Closing Date, but in no event more frequently than once per fiscal quarter of Zions, the Company may purchase from Zions the right (the “Spread Income Right”) to receive from Zions all current and future net interest income and applicable fees, as described in Exhibit H hereto (“Income After Capital Charges”), with respect to certain loan and deposit assets held by ZFNB and its Affiliates and not attributable to the Company or its activities (“Preexisting PCS Loans and Deposits”). Payment by the Company to Zions for the Spread Income Right with respect to any Pool of Preexisting Loans and Deposits shall be made at the time of purchase in cash and in an amount equal to the Pool Contribution Value (each of “Pool” and “Pool Contribution Value” as defined in Exhibit D hereto).

(b) New PCS Loans and Deposits. With respect to any new loans, deposits and other activities made, held or conducted by ZFNB or its Affiliates in connection with or on behalf of customers and clients of the Company after the Closing Date which are not Preexisting PCS Loans and Deposits (“New PCS Loans and Deposits”, and, together with Preexisting PCS Loans and Deposits, “PCS Loans and Deposits”), the Company shall have a Spread Income Right with respect to such New PCS Loans and Deposits.

(c) Recording of PCS Loans and Deposits. Upon (i) the purchase by the Company of the Spread Income Right with respect to Preexisting PCS Loans and Deposits or (ii) the making, origination, establishment, commencement or opening of New PCS Loans and Deposits, Zions shall take all necessary measures to ensure that such PCS Loans and Deposits made, held or conducted by ZFNB or its Affiliates shall be recorded, coded or marked in a manner such that such PCS Loans and Deposits are identifiable as PCS Loans and Deposits, the related Spread Income Right of which the Company is entitled. At the time of the contribution to the Company by ZFNB or its Affiliates of the Spread Income Right with respect to any Preexisting PCS Loans and Deposits, ZFNB and the Company shall cooperate in the determination and recordation of (i) the Pool Contribution Value, (ii) the Pool Contribution Multiple and (iii) the Annualized Contribution Net Spread, each as defined in Exhibit D hereto, applicable to such Preexisting PCS Loans and Deposits.

(d) Payment of Income After Capital Charges. Within 30 days after the end of each fiscal quarter of Zions, either Zions or ZFNB, at their election, shall pay to the Company in cash the Income After Capital Charges attributable to all PCS Loans and Deposits during the preceding fiscal quarter of Zions.

9.5 Other Services. For so long as this Agreement remains in effect, the Company will pay to ZFNB and its Affiliates, for any and all services provided to the Company in connection with the Business and not covered by Section 9.4 hereof or otherwise relating to PCS Loans and Deposits, including, but not limited to, general, administrative and processing services related to trust, insurance and brokerage services, at the market rate and on an arm’s length basis.

9.6 Company Policies. PCS LLC (a), acknowledges that the Company’s practices and policies as of the date hereof with respect to accounting, credit (including provisioning for credit losses and the adequacy of the allowance for such losses), risk management (including liquidity, interest rate risk and capital management), internal controls and similar matters may not necessarily conform to the practices and policies applicable to Zions’ and ZFNB’s other subsidiaries generally and (b) agrees that ZFNB has the right in its sole discretion at any time to require the Company to implement new practices and policies which ZFNB deems to be prudent or otherwise warranted under the circumstances and in accordance with safe and sound banking practices.

9.7 Limitations on Ownership; Additional Common Stock. The Company may issue additional Common Shares (i) to third parties and (ii) to PCS LLC for consideration to be mutually agreed by the Company and PCS LLC; provided, however, that in no event shall (i) PCS LLC’s percentage ownership in the outstanding Common Stock exceed ten percent (10%) or (ii) any Investor’s individual Proportionate Interest exceed five percent (5%) of the outstanding Common Stock.

9.8 Asset Sales. ZFNB agrees to consult with PCS LLC prior to the sale not in the ordinary course of business by the Company to ZFNB or to any of its Affiliates of any assets.

ARTICLE X

Transfers of Capital Stock

10.1 Prohibition Against Transfers. Without the prior written consent of ZFNB, which consent will not be unreasonably withheld, PCS LLC may not sell, assign, transfer, pledge or otherwise dispose of (collectively, a “Transfer”) any Common Stock other than as provided in this Article X. Any purported Transfer of Common Stock in violation of this Article X shall be null and void and of no effect whatsoever.

10.2 Regulatory Compliance. Notwithstanding any other provision of this Agreement, neither ZFNB nor PCS LLC may Transfer any shares of Common Stock otherwise than in compliance with the Securities Act and all other applicable laws.

10.3 ZFNB Right of First Refusal.

(a) Grant. ZFNB is hereby granted a right of first refusal (the “First Refusal Right”), exercisable in connection with any proposed Transfer of Common Stock by PCS LLC.

(b) Notice of Intended Transfer. If PCS LLC desires to accept a bona fide offer from a creditworthy third party (a “Prospective Transferee”) for any or all of such PCS LLC’s Common Stock (the stock subject to such offer to be hereinafter called the “Offered Stock”), PCS LLC shall promptly deliver to ZFNB written notice (the “Disposition Notice”) of the terms and conditions of the offer, including the purchase price, the number of shares of Offered Stock to be transferred and the identity of a Prospective Transferee.

(c) Exercise of First Refusal Right. ZFNB (or its assignees) shall, for a period of thirty (30) days following receipt of the Disposition Notice, have the right to repurchase any or all of the Offered Stock specified in the Disposition Notice upon substantially the same terms and conditions specified therein. Such right shall be exercisable by delivery of written notice (the “Exercise Notice”) to PCS LLC prior to the expiration of the thirty (30) day exercise period. If such right is exercised with respect to all of the Offered Stock specified in the Disposition Notice, then ZFNB (or its assignees) shall effect the repurchase of the Offered Stock, including payment of the purchase price, not more than ten (10) business days after delivery of the Exercise Notice; and at such time PCS LLC shall deliver to ZFNB the certificates representing the Offered Stock to be repurchased, each certificate to be properly endorsed for Transfer to ZFNB.

10.4 Transfer by ZFNB. Except to an Affiliate of Zions or as provided in this Section 10.4, ZFNB may not Transfer shares of Common Stock or Preferred Stock beneficially owned by it unless (i) ZFNB is acquired in a merger or other business combination (in which case this Agreement shall be expressly assumed by the surviving entity), (ii) PCS LLC, in its sole discretion, consents in writing prior to such Transfer or (iii) ZFNB Transfers all (but not less than all) of its shares of Common Stock and Preferred Stock beneficially owned by it to a Person in a bona fide transaction at arm’s-length and simultaneously with such Transfer by ZFNB, and as a condition of ZFNB’s Transfer, the transferee of such shares of Common Stock shall offer to purchase from the Investors their shares of Common Stock in accordance with this Section 10.4 at the same price being received by ZFNB for its Common Stock and for the same type of consideration if the purchase price is paid solely in cash, or, if the purchase price is made in whole or in part in securities of the acquiring person, PCS LLC shall receive for each share of Common Stock the same consideration received by ZFNB for each of its shares of Common Stock provided that the receipt of any securities would be a non-taxable event to PCS LLC. If the receipt of securities would be taxable to PCS LLC and such securities are publicly traded such that there is a readily ascertainable market price for such securities, then PCS LLC shall be entitled to receive in U.S. dollars a cash purchase price per share of Common Stock equal to the sum of any cash and the value of the securities to be received by ZFNB for each share of Common Stock as calculated in accordance with the agreement entered into with the acquiring person and valued as of the date of the execution of the agreement. As a condition to the closing of any Transfer pursuant to this Section 10.4(iii), an Investment Bank selected by PCS LLC with the approval of ZFNB, which approval shall not be unreasonably withheld, shall deliver, at ZFNB’s expense and if requested by PCS LLC, a fairness opinion to the Board that the consideration to be received for such Common Stock in such Transfer is fair to PCS LLC from a financial point of view. PCS LLC shall not be entitled to any consideration pursuant to this Section 10.4(iii) unless such Transfer is consummated.

10.5 ZFNB Calls.

(a) ZFNB shall give to PCS LLC written notice (the “Call Notice”), which shall be irrevocable, and shall repurchase the Common Shares beneficially owned by PCS LLC (the “Buy-Back Securities”) at the Buy-Back Price immediately prior to the consummation of a transaction which would result in a Change in Control of either Zions or ZFNB.

(b) In the event that Feiger’s employment with Zions is terminated for Just Cause, other than for Material Breach by Zions, or at the end of the Period of Employment after the delivery of a Non-Renewal Notice by Feiger to Zions (as such terms are defined in the Employment Agreement) pursuant to Section 6(c) of the Employment Agreement, ZFNB shall deliver a Call Notice to PCS LLC and repurchase from PCS LLC, and PCS LLC agrees to sell to ZFNB, Feiger’s Proportionate Interest for the Buy-Back Price of such Common Shares at any time within 180 days after the date of termination of Feiger’s employment.

(c) In the event that any Member’s employment with the Company is terminated for any reason, including death or disability, ZFNB shall deliver a Call Notice to PCS LLC and repurchase such Member’s Proportionate Interest from PCS LLC, and PCS LLC agrees to sell such Member’s Proportionate Interest to ZFNB, for the Buy-Back Price of such Common Shares within:

(i) 180 days after the date of termination of such Member’s employment with the Company in the event that such date of termination is on or prior to the third anniversary of the Closing Date; and

(ii) 180 days after the next anniversary of the Closing Date following the date of termination of such Member’s employment with the Company in the event that such date of termination is after the third anniversary of the Closing Date.

(d) In the event that Feiger’s employment with Zions is terminated without Just Cause pursuant to Section 6(a) of the Employment Agreement or for

Material Breach by Zions pursuant to Section 6(b) of the Employment Agreement, ZFNB shall repurchase from PCS LLC, and PCS LLC agrees to sell to ZFNB, Feiger’s Proportionate Interest at the Buy-Back Price for such Common Shares not later than the earlier of (i) the first anniversary of the date of termination of Feiger’s employment and (ii) the fifth anniversary of the Closing Date; provided, that ZFNB shall deliver to PCS LLC a Call Notice with respect to such repurchase no earlier than 90 days prior to the first anniversary of the date of termination of Feiger’s employment or the fifth anniversary of the Closing Date, as the case may be.

(e) In the event that Feiger’s employment with Zions is terminated as a result of death or disability pursuant to Section 6(d) of the Employment Agreement, ZFNB shall deliver a Call Notice to PCS LLC and repurchase Feiger’s Proportionate Interest at the Buy-Back Price within 180 days after the date of termination of Feiger’s employment.

(f) At any time after the eighth anniversary of the Closing Date, ZFNB may give to PCS LLC a Call Notice with respect to all of the Buy-Back Securities, which Buy-Back Securities ZFNB shall repurchase, and PCS LLC agrees to sell such Buy-Back Securities to ZFNB, at the Buy-Back Price.

The Buy-Back Price shall be paid in cash. PCS LLC and ZFNB recognize that their obligations under this Section 10.5 are unconditional.

10.6 PCS LLC’s Put. At any time (i) after the fifth anniversary of the Closing Date and for a period of six months thereafter, (ii) after the sixth anniversary of the Closing Date and for a period of six months thereafter, and (iii) after the seventh anniversary of the Closing Date and for a period of six months thereafter (each, a “Buy-Back Period”),

PCS LLC may give to ZFNB written notice (the “Put Notice”, and together with the Call Notice, the “Buy-Back Notice”), which shall be irrevocable, of PCS LLC’s intention to exercise its right under this Section 10.6 to require ZFNB to purchase all of the Buy-Back Securities at the Buy-Back Price. The Buy-Back Price shall be paid in cash at a Buy-Back Closing in accordance with Section 10.7 hereof. PCS LLC and ZFNB recognize that their obligations under this Section 10.6 are unconditional.

10.7 Buy-Back Payment; Buy-Back Closings.

(a) Payment for and delivery of the Buy-Back Securities shall be made in three installments and shall occur at three closings (each, a “Buy-Back Closing”). The first Buy-Back Closing shall occur at such location and on such date as shall be agreed in writing by PCS LLC and ZFNB; provided, however, that such first Buy-Back Closing shall occur no later than 60 days after the giving of a conclusive Company Valuation (as defined below). At the first Buy-Back Closing, PCS LLC shall deliver to ZFNB the certificates representing one third ( 1/3) of the Buy-Back Securities outstanding as of the date of such first Buy-Back Closing, registered in the name of PCS LLC and duly endorsed in favor of ZFNB, and ZFNB shall make payment of one third ( 1/3) of the Buy-Back Price by wire transfer of immediately available funds to an account or accounts designated by PCS LLC.

(b) The second Buy-Back Closing shall occur on the first anniversary of the first Buy-Back Closing or on such other date as shall be agreed in writing by PCS LLC and ZFNB. At any time before the date which is 30 days prior to the first anniversary of the first Buy-Back Closing, both ZFNB and PCS LLC shall be entitled to request a new Company Valuation (as defined below) by giving notice (a “Revaluation

Notice”) to the other party; provided, however, that PCS LLC shall not have any right to request a new Company Valuation in the event that, as of the deadline for delivery of the Revaluation Notice, Feiger’s employment has been terminated by Zions for Just Cause or at the end of the Period of Employment after the delivery of a Non-Renewal Notice by Feiger to Zions pursuant to Section 6(c) of the Employment Agreement. If a Revaluation Notice is delivered by either party, a new Company Valuation (a “Company Revaluation”) shall be performed in accordance with the procedures set forth in Section 10.8 hereof at the expense of the party delivering the Revaluation Notice. If the Company Revaluation is more than fifteen percent (15%) greater than or less than the previous Company Valuation, the portion of the Buy-Back Price payable at the second Buy-Back Closing shall reflect the Company Revaluation; provided, however, that if the Company Revaluation is not more than fifteen percent (15%) greater than or less than the previous Company Valuation, the portion of the Buy-Back Price payable at the second Buy-Back Closing shall reflect the original Company Valuation performed prior to the first Buy-Back Closing. At the second Buy-Back Closing, PCS LLC shall deliver to ZFNB the certificates representing one half ( 1/2) of the Buy-Back Securities outstanding as of the date of such second Buy-Back Closing, registered in the name of PCS LLC and duly endorsed in favor of ZFNB, and ZFNB shall make payment of one half ( 1/2) of the Buy-Back Price, as determined in accordance with the previous sentence by reference to the applicable Company Valuation or Company Revaluation, as case may be, by wire transfer of immediately available funds to an account or accounts designated by PCS LLC.

(c) The third Buy-Back Closing shall occur on the second anniversary of the first Buy-Back Closing or on such other date as shall be agreed in writing by PCS LLC and ZFNB. At any time before the date which is 30 days prior to the second anniversary of the first Buy-Back Closing, both ZFNB and PCS LLC shall be entitled to request a Company Revaluation by giving a Revaluation Notice to the other party; provided, however, that PCS LLC shall not have any right to request a Company Revaluation in the event that, as of the deadline for delivery of the Revaluation Notice, Feiger’s employment has been terminated by Zions for Just Cause or at the end of the Period of Employment after the delivery of a Non-Renewal Notice by Feiger to Zions pursuant to Section 6(c) of the Employment Agreement. If a Revaluation Notice is delivered by either party, a Company Revaluation shall be performed in accordance with the procedures set forth in Section 10.8 hereof at the expense of the party delivering the Revaluation Notice. If the Company Revaluation is more than fifteen percent (15%) greater than or less than the previous Company Valuation or Company Revaluation, the portion of the Buy-Back Price payable at the third Buy-Back Closing shall reflect the new Company Revaluation; provided, however, that if the Company Revaluation is not more than fifteen percent (15%) greater than or less than the previous Company Valuation or Company Revaluation, the portion of the Buy-Back Price payable at the third Buy-Back Closing shall reflect the original Company Valuation performed prior to the first Buy-Back Closing or, if the original Company Valuation is superseded by a Company Revaluation pursuant to Section 10.7(b) hereof, such Company Revaluation. At the third Buy-Back Closing, PCS LLC shall deliver to ZFNB the certificates representing all of the Buy-Back Securities outstanding as of the date of the second anniversary of the first Buy-Back

Closing, registered in the name of PCS LLC and duly endorsed in favor of ZFNB, and ZFNB shall make payment of the Buy-Back Price, as determined in accordance with the previous sentence by reference to the applicable Company Valuation or Company Revaluation, as the case may be, by wire transfer of immediately available funds to an account or accounts designated by PCS LLC.

10.8 Valuation Procedures.

(a) Within five days after delivery of a Buy-Back Notice or Revaluation Notice, except in the case of a valuation in connection with the termination of the employment of a Member or Members pursuant to Section 10.5(c) hereof and not otherwise being performed pursuant to PCS LLC’s exercise of its put right pursuant to Section 10.6 hereof, ZFNB and PCS LLC (acting together) shall each hire an Investment Bank to provide a valuation of all of the shares of Common Stock (the “Company Valuation”) as of the date of such Buy-Back Notice or Revaluation Notice. Such Company Valuation shall be conducted independently of, and without reference to, any previously performed Company Valuation. For purposes of this Section 10.8, the Company Valuation shall be an amount equal to (but in no event less than US$1.00) the aggregate fair market value of all of the outstanding shares of Common Stock (including Common Stock beneficially owned by ZFNB) as of the date of the Buy-Back Notice or Revaluation Notice, as the case may be, based on the estimated aggregate U.S. dollar value of all shares of Common Stock on the assumption that the Common Stock is being traded on the Nasdaq as an independent going concern and not in the context of a sale of the Company. If the greater of the Investment Banks’ two valuations is less than one hundred ten percent (110%) of the lesser valuation, the Company Valuation shall be deemed to be the mean of the two valuations. If, within 30 days of the commencement of their engagement (the “Engagement Period”), the two Investment Banks are unable to arrive at valuations which may be averaged in the manner contemplated by the previous sentence, then (i) each Investment Bank shall furnish its own Company Valuation and (ii) ZFNB and PCS LLC shall choose a third Investment Bank (the “Tie Breaker”), which shall be engaged to select as the conclusive Company Valuation either of the Company Valuations proposed by the initial Investment Banks but not a third company valuation. If ZFNB and PCS LLC are unable to agree on the selection of the Tie Breaker within 10 business days after the end of the Engagement Period, then ZFNB shall recommend three Independent Investment Banks to PCS LLC and PCS LLC shall select one of such Investment Banks within five business days of such recommendation to act as the Tie Breaker to provide the conclusive Company Valuation. Within 20 business days after its engagement, the Tie Breaker shall deliver to each of ZFNB and PCS LLC the final, conclusive Company Valuation. In making such Company Valuation, the Tie Breaker shall observe the valuation parameters set forth in the second and third sentences of this Section 10.8(a) and shall consult with, and listen to the views of, PCS LLC and ZFNB and their respective Investment Banks. Except in the case of a Company Revaluation, the fees and expenses of the initial Investment Banks shall be paid by ZFNB or PCS LLC, as the case may be. If it is necessary to retain a Tie Breaker, then ZFNB shall pay 50% and PCS LLC shall pay 50% of the Tie Breaker’s fees and expenses incurred in connection with its providing the final, conclusive Company Valuation.

(b) Each of ZFNB and PCS LLC agrees to provide the Tie-Breaker with such indemnification and hold harmless provisions as the Tie-Breaker reasonably requests.

(c) In the case of a valuation in connection with the termination of the employment of a Member or Members pursuant to Section 10.5(c)(1) hereof, the Company Valuation shall be performed by Zions in good faith and in a manner consistent with Zions’ practice with respect to performing valuations of other of its subsidiaries, and such Company Valuation performed by Zions shall be conclusive and binding on the parties hereto and the Members in the absence of manifest error. In the case of a valuation in connection with the termination of the employment of a Member or Members pursuant to Section 10.5(c)(ii) hereof, unless such valuation is also to be performed pursuant to PCS LLC’s exercise of its put right pursuant to Section 10.6 hereof, (i) the Company Valuation shall be performed by a single Investment Bank to be mutually agreed by ZFNB and PCS LLC and (ii) ZFNB shall pay 50% and PCS LLC shall pay 50% of the Investment Bank’s fees and expenses incurred in connection with its providing the Company Valuation.

(d) For purposes of this Section 10.8, the “Buy-Back Price” shall consist of (A) the sum of PCS LLC’s Proportionate Share of the Company Valuation or Company Revaluation with respect to the Common Stock (without discount for a minority interest), minus (B) the amount of any dividends declared and paid to PCS LLC from the date of the Buy-Back Notice or Revaluation Notice up to and including the date of the applicable Buy-Back Closing.

10.9 Legends. All certificates for shares of the Common Stock issued to PCS LLC pursuant to this Agreement shall bear a legend substantially in the form set forth below:

ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND THE RIGHTS OF A HOLDER OF SUCH SHARES ARE SUBJECT TO, THE TERMS AND CONDITIONS CONTAINED IN A STOCK PURCHASE AND SHAREHOLDER AGREEMENT, DATED AS OF JUNE 1, 2004. THE COMPANY WILL NOT TRANSFER ON ITS BOOKS ANY CERTIFICATES REPRESENTING SHARES NOR ISSUE ANY CERTIFICATES IN LIEU THEREOF UNLESS ALL THE CONDITIONS FOR TRANSFER CONTAINED IN SUCH SHAREHOLDER AGREEMENT HAVE BEEN COMPLIED WITH, AND A PURPORTED TRANSFER NOT IN ACCORDANCE WITH THE TERMS THEREOF SHALL BE NULL AND VOID AND OF NO EFFECT. THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

ARTICLE XI

Termination

11.1 Mutual Consent. Prior to the Closing the parties may terminate this Agreement at any time by mutual written agreement.

11.2 Termination by Either Party. ZFNB or PCS LLC may terminate this Agreement, by notice to the other, if:

(a) any application or notice for regulatory approval or exemption filed with any regulatory agency or authority for the acquisition of the Common Stock by PCS LLC is denied or withdrawn; or

(b) a court or other governmental authority of competent jurisdiction shall have issued an order, writ, injunction or decree or shall have taken any other action permanently restraining or otherwise prohibiting the acquisition of the Common Stock pursuant to this Agreement, and such order, writ, injunction, decree or other action shall become final and non-appealable.

11.3 Termination by PCS LLC. PCS LLC may terminate this Agreement if any condition set forth in Article VI shall be incapable of being satisfied.

11.4 Termination by-Zions or ZFNB. Zions or ZFNB may terminate this Agreement if any condition set forth in Article VII shall be incapable of being-satisfied.

11.5 Liability for Termination. Termination of this Agreement shall not relieve any party of any liability for any breach, default or non-performance under this Agreement.

ARTICLE XII

Indemnification

12.1 Indemnification by ZFNB.

(a) Following the Closing Date, ZFNB will indemnify the Company and its directors, officers and employees against, and agrees to hold each of them harmless from, any claim or Loss asserted against or incurred or suffered by them and reasonably attributable to the creation or management prior to the Closing Date of any trusts or other fiduciary relationships included among the Contributed Assets or for any cause of action which arises, directly or indirectly, out of events or actions which occur prior to the Closing Date.

(b) Except for any cause of action which arises, directly or indirectly, out of events or actions which occur prior to the Closing Date, ZFNB will not be liable under Section 12.1(a) with respect to any Loss to the extent arising from the Company’s failure to take, or cause to be taken, such action as the Company in the prudent management of its business would customarily pursue to protect its interests and the interests of ZFNB and its Affiliates or otherwise to mitigate the amount of the Loss. Without limiting the rights of ZFNB and its Affiliates and the obligations of the Company set forth elsewhere in this Agreement, the Company agrees to pursue, to the extent the Company in the prudent management of its business would customarily pursue:

(i) those remedies available as trustee, independent fiduciary, investment advisor or similar fiduciary under the governing instruments for such relationship for the payment of any claims, damages, charges, costs, expenses, losses and liabilities;

(ii) the granting of allowances by a court in any proceeding;

(iii) reimbursement of any recovery by any beneficiaries to any trust in any proceeding; and/or

(iv) any other reasonable source for payment of any items for which the Company is entitled to indemnification under Section 12.1 (a), including, but not limited to, the insurance policies of ZFNB and the Company.

12.2 Defense of Claims.

(a) The Company will give notice (setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for its right to indemnification) to ZFNB as soon as practicable after the Company becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article XII. Without limiting the generality of the preceding sentence, if any third party notifies the Company of a claim that may give rise to Losses for which indemnification may be sought under this Article XII, including by way of service of a complaint or summons (a “Third-Party Claim”), the Company will give notice to ZFNB as promptly as practicable but in no event later than 5 days after the service of a complaint or summons. The failure of the Company to give timely notice will not affect rights to indemnification under this Article XII, except to the extent that ZFNB is actually prejudiced by the failure.

(b) If ZFNB notifies the Company that ZFNB agrees that it is obligated to indemnify the Company under this Article XII in connection with a Third-Party Claim, then the ZFNB will be entitled, if it so elects, to take control of the defense and investigation of the Third-Party Claim and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party’s expense; provided that, if the Company reasonably determines in good faith that its interest with respect to a Third-Party Claim cannot appropriately be represented by ZFNB, the Company will have the right to assume control of the defense of such claim. Regardless of which party is controlling the defense of any Third-Party Claim, (1) both ZFNB and the Company will act in good faith; (2) no settlement of such claim may be agreed to without the written consent of both ZFNB and the Company, which consent will not be unreasonably withheld; and (iii) the fees and expenses of one firm of counsel retained to defend such claim (in respect of all indemnified parties) will be payable by ZFNB. The controlling party will deliver to the other party, upon request, copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any Third Party Claim, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to such claim. The Company will cooperate in all reasonable respects with ZFNB and such attorneys in the investigation, trial and defense of any Third-Party Claim and any related appeal; provided that the Company may, at its own cost, participate in the investigation, trial and defense of any Third-Party Claim and any related appeal.

(c) Without limiting the rights and obligations provided elsewhere in this Article XII, and subject to the procedures for indemnification claims set forth in this Section 12.2, each of ZFNB and the Company will act in good faith, will use the same discretion in the use of personnel and the incurring of expenses it would use if it were engaged and acting entirely at its own cost and for its own account, and will consult regularly with the other party regarding the conduct of any proceedings or the taking of any action for which indemnification may be sought.

ARTICLE XIII

Miscellaneous

13.1 Interpretation. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “includes”, “includes”, or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

13.2 Waiver and Amendment. Any provision of this Agreement may be (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time by an agreement in writing between Zions and PCS LLC.

13.3 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

13.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Utah without giving effect to Utah conflicts of law principles and, to the extent applicable, the laws of the United States.

13.5 Arbitration.

(a) Any claim or controversy (“Dispute”) between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to this Agreement, this Section 13.5 (“arbitration clause”), or, other than the Employment Agreement, any related agreements or instruments relating hereto or delivered in connection herewith (“Related Documents”), and including, but not limited to, a Dispute based on or arising from an alleged tort, shall at the request of any party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the “Administrator”). The provisions of this arbitration clause shall survive any termination, amendment, or expiration of this Agreement or Related Documents. The provisions of this arbitration clause shall supercede any prior arbitration agreement between or among the parties.

(b) The arbitration proceedings shall be conducted in a city mutually agreed by the parties. Absent such an agreement, arbitration will be conducted in Salt Lake City, Utah. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrators)’ award issued within 150 days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority to impose sanctions on any party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this Agreement, this arbitration clause, or Related Documents, including any claim or controversy regarding the arbitrability of any Dispute. All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barfed by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute.

(c) The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrators) shall award to the prevailing party recovery of all costs and fees (including attorneys fees and costs, arbitration administration fees and costs, and arbitrator(s)’ fees). The arbitrators), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies including but not limited to an award of injunctive relief.

(d) Judgment upon an arbitration award may be entered in any court having jurisdiction.

(e) Notwithstanding the applicability of any other law to this Agreement, the arbitration clause, or Related Documents between or among the parties, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., shall apply to the construction and interpretation of this arbitration clause. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect.

13.6 Expenses. Except as set forth herein, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

13.7 Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, first-class mail, registered or certified with return receipt requested, overnight carrier or telecopy (with receipt confirmed by telephone) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Zions, ZFNB or the Company:

Zions Bancorporation

One South Main, Suite 1380

Salt Lake City, Utah 84111

Telecopy: (801) 524-2129

Attention: Harris H. Simmons

With a copy to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067-1725

Telecopy: (310) 712-8800

Attention: Stanley F. Farrar

And to:

Callister Nebeker & McCullough, a Professional Corporation

Gateway Tower East, Suite 900

10 East South Temple

Salt Lake City, Utah 84133

Telecopy: (801) 364-9127

Attention: Laurie S. Hart

If to PCS LLC or George M. Feiger:

George M. Feiger

189 Cliff Road

Wellesley, Massachusetts 02481

Telecopy: (510) 808-2741

With a copy to:

Holme Roberts & Owen LLP

299 South Main Street, Suite 1800

Salt Lake City, Utah 84111-2263

Telecopy: (801) 521-9639

Attention: Stuart A. Fredman

13.8 Entire Agreement, Etc. This Agreement represents the entire understanding of the parties hereto with respect to the matters contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and previsions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

13.9 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. In the event that ZFNB is acquired in a merger or other business combination and does not exercise its right to repurchase the outstanding Buy-Back Securities pursuant to Section 10.5 hereto, this Agreement shall be expressly assumed by the surviving entity.

13.10 Survival of Representations and Warranties. The representations and warranties contained in Articles IV and V hereof shall survive the Closing for a period of one year.

13.11 Termination. This Agreement shall terminate and cease to be in effect at such time as PCS LLC no longer beneficially owns any Common Stock.

13.12 Severability. If one or more provisions of this Agreement are determined to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ZIONS BANCORPORATION

By	/s/ Harris H. Simmons
	Name:	Harris H. Simmons
	Title:	Chairman, President and Chief Executive Officer

ZIONS FIRST NATIONAL BANK

By	/s/ Doyle L. Arnold
	Name:	Doyle L. Arnold
	Title:	Executive Vice President

WELMAN HOLDINGS, INC.

By	/s/ Harris H. Simmons
	Name:	Harris H. Simmons
	Title:	Chairman of the Board of Directors

PCS WEALTH MANAGEMENT, LLC

By	/s/ George M. Feiger
	Name:	George M. Feiger
	Title:	Managing Member

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